Select Energy Services Reports Third Quarter 2018 Financial And Operational Results

Net Income of $31.3 million, a 25% increase from the second quarter

Adjusted EBITDA(1) of $73.7 million

Operating Cash Flow of $60.3 million generated in the third quarter of 2018, totaling $124.6 million year-to-date

HOUSTON, Nov. 6, 2018 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of total water management and chemical solutions to the North American unconventional oil and gas industry, today announced results for the third quarter ended September 30, 2018.

Revenue for the third quarter of 2018 was $397.0 million as compared to $393.2 million in the second quarter of 2018 and $153.9 million in the third quarter of 2017. Net income for the third quarter of 2018 was $31.3 million as compared to $25.0 million in the second quarter of 2018 and $2.6 million in the third quarter of 2017. Earnings per share measured $0.29 as compared to $0.24 in the second quarter of 2018 and $0.04 in the third quarter of 2017.

Holli Ladhani, President and CEO, stated, "I am pleased with the execution of the Select team in driving our best-ever financial performance on virtually all of our key metrics. In particular, net income grew 25% sequentially and operating cash flow was in excess of $60 million, which more than doubled our second quarter total. We increased revenue, despite industry-specific challenges that emerged in the latter half of the quarter, and improved margins across all three segments of the Company. Operationally, we drove record volumes through our GRR infrastructure system in the Northern Delaware area of the Permian Basin and saw positive customer reception to our recently introduced proprietary high-viscosity friction reducer line produced in-basin at our expanded Midland facility.

_________________________

(1) "Adjusted EBITDA" is not presented in accordance with generally accepted accounting principles in the United States ("GAAP"). Please see the supplemental financial information in the table under "Comparison of Non-GAAP Financial Measures" at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

"There has been considerable discussion in the market regarding the transient challenges related to Permian takeaway constraints and the degree to which operator budgets were expended over the first three quarters of 2018. However, as 2019 budgets are put into effect, we expect our customer base will return to investing in U.S. unconventional well completions in 2019, as they continued building the backlog of drilled but uncompleted wells with a steady rig count through the third quarter up to today. Additionally, we believe the unique dynamics of the water sector provide a greater degree of pricing stability relative to certain other completions-oriented services. While a temporary decline in completions activity will affect our revenues, we believe we are well positioned to support the progress we've made in improving our margins over the course of the year. Given the growth we expect to see in U.S. onshore completions activity in 2019 and beyond, we will continue to allocate capital judiciously to create value for our shareholders," concluded Ladhani.

Gross profit was $59.4 million in the third quarter of 2018 as compared to $56.7 million in the second quarter of 2018 and $19.5 million in the third quarter of 2017. Total gross margin for Select was 15.0% in the third quarter of 2018 as compared to 14.4% in the second quarter of 2018 and 12.7% in the third quarter of 2017. Gross margin before depreciation and amortization ("D&A") for the third quarter of 2018 was 23.0% as compared to 22.2% for the second quarter of 2018.

Adjusted EBITDA was $73.7 million or 18.6% of revenue in the third quarter of 2018 as compared to $68.2 million or 17.3% of revenue in the second quarter of 2018. Please refer to the reconciliations of gross profit before D&A (a non-GAAP measure) to gross profit and of Adjusted EBITDA (a non-GAAP measure) to net income at the end of this news release.

Business Segment Information

The Water Solutions segment generated revenues of $281.4 million in the third quarter of 2018 as compared to revenues of $273.7 million in the second quarter of 2018 and $125.1 million in the third quarter of 2017. This growth was driven primarily by increased revenues in our water sourcing and transfer operations, particularly those associated with our GRR footprint, as well as our Flowback and Well Testing operations. Gross margin before depreciation and amortization ("D&A") for Water Solutions was 25.9% in the third quarter of 2018 as compared to 25.6% in the second quarter of 2018. Water Solutions gross margin before D&A was impacted by $2.5 million of non-recurring merger-related rebranding costs. We do not expect to incur material merger-related costs after the third quarter.

The Oilfield Chemicals segment, which operates through our subsidiary Rockwater Energy Solutions, generated revenues of $64.0 million in the third quarter of 2018 as compared to $64.8 million in the second quarter of 2018. Gross margin before D&A for Oilfield Chemicals was 11.7% in the third quarter of 2018 as compared to 9.7% in the second quarter of 2018. While revenues were relatively flat, in line with activity, margins benefitted from the expansion of in-basin production at Midland, improved product mix and new contracts in our Production Chemicals service line.

The Wellsite Services segment generated revenues of $51.6 million in the third quarter of 2018 as compared to revenues of $54.7 million in the second quarter of 2018 and $28.8 million in the third quarter of 2017. Increased revenues in our rentals and accommodations business line was more than offset by declines in our Canadian operations following the closure of three underperforming yards resulting from recent declines in Canadian activity. Gross margin before D&A for Wellsite Services was 20.9% in the third quarter of 2018 as compared to 19.8% in the second quarter of 2018.

Our consolidated Adjusted EBITDA during the quarter includes adjustments for certain non-recurring items including $2.6 million of transaction costs, primarily related to the earlier referenced rebranding efforts that are not expected to continue after the third quarter, as well as $1.0 million of lease abandonment costs and $0.5 million of severance expense, primarily related to the closure of three underperforming Canadian yards within our Wellsite Services group. Non-cash compensation expense accounted for an additional $2.6 million of adjustment, and other items produced a net impact of $0.1 million.

Included in the second and third quarter of 2018 segment results were full-quarter contributions from Rockwater Energy Solutions, which Select acquired in November 2017; as such, these results are not included in the third quarter 2017 results and are not directly comparable.

Cash Flow and Balance Sheet

Cash flow from operations for the nine-month period ending September 30, 2018 was $124.6 million, of which $60.3 million was generated in the third quarter of 2018. Higher net income and modestly improved working capital management drove the expansion in cash flow. Capital expenditures for the first nine months of 2018 were $100.1 million, net of asset sales of $9.4 million, of which $41.0 million was spent in the third quarter of 2018. Both our 2018 year-to-date and third quarter net capital expenditures were fully funded with cash flow from operations.

Total liquidity was $218.1 million as of September 30, 2018, as compared to $199.9 million as of June 30, 2018. Outstanding borrowings under the Company's revolving credit facility totaled $65.0 million as of September 30, 2018, compared to $80.0 million as of June 30, 2018. The Company repaid an additional $10.0 million on this facility subsequent to the close of the third quarter of 2018. As of September 30, 2018, the Company had approximately $205.0 million of available borrowing capacity under its revolving credit facility, after giving effect to $20.8 million of outstanding letters of credit. Total cash and cash equivalents were $13.1 million at September 30, 2018 as compared to $11.3 million at June 30, 2018.

Conference Call

Select has scheduled a conference call on Wednesday, November 7, 2018 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through November 21, 2018 and may be accessed by calling 201-612-7415 using passcode 13683114#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select is a leading provider of total water management and chemical solutions to the North American unconventional oil and gas industry. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, and disposal. Select, under its Rockwater Energy Solutions subsidiary, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States and Western Canada. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to, the factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017 and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Water solutions	$281,358	$125,086	$812,634	$311,275
Oilfield chemicals	63,986	—	192,422	—
Wellsite services	51,626	28,794	161,556	76,979
Total revenue	396,970	153,880	1,166,612	388,254
Costs of revenue
Water solutions	208,387	88,087	606,131	226,737
Oilfield chemicals	56,473	—	172,057	—
Wellsite services	40,860	22,864	131,170	62,852
Depreciation and amortization	31,853	23,420	93,180	67,144
Total costs of revenue	337,573	134,371	1,002,538	356,733
Gross profit	59,397	19,509	164,074	31,521
Operating expenses
Selling, general and administrative	25,110	16,087	77,662	49,298
Depreciation and amortization	984	375	2,332	1,312
Impairment of property and equipment	—	—	2,282	—
Impairment of investment	—	—	2,000	—
Lease abandonment costs	1,045	590	4,142	2,871
Total operating expenses	27,139	17,052	88,418	53,481
Income (loss) from operations	32,258	2,457	75,656	(21,960)
Other income (expense)
Interest expense, net	(1,322)	(484)	(3,815)	(1,885)
Foreign currency gain (loss), net	248	—	(492)	—
Other income, net	1,498	326	3,099	3,342
Income (loss) before tax expense	32,682	2,299	74,448	(20,503)
Income tax (expense) benefit	(1,415)	294	(2,027)	326
Net income (loss)	31,267	2,593	72,421	(20,177)
Less: net (income) loss attributable to noncontrolling interests	(8,316)	(1,369)	(22,409)	13,013
Net income (loss) attributable to Select Energy Services, Inc.	$22,951	$1,224	$50,012	$(7,164)

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.29	$0.04	$0.69	$(0.28)
Class A-1—Basic	$—	$—	$—	$(0.28)
Class A-2—Basic	$—	$—	$0.69	$—
Class B—Basic	$—	$—	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.29	$0.04	$0.69	$(0.28)
Class A-1—Diluted	$—	$—	$—	$(0.28)
Class A-2—Diluted	$—	$—	$0.69	$—
Class B—Diluted	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13,050	$2,774
Accounts receivable trade, net of allowance for doubtful accounts of $2,549 and $2,979, respectively	422,383	373,633
Accounts receivable, related parties	2,313	7,669
Inventories, net	49,457	44,598
Prepaid expenses and other current assets	20,805	17,842
Total current assets	508,008	446,516
Property and equipment	1,112,138	1,034,995
Accumulated depreciation	(608,040)	(560,886)
Property and equipment, net	504,098	474,109
Goodwill	274,753	273,421
Other intangible assets, net	148,327	156,066
Other assets	3,599	6,256
Total assets	$1,438,785	$1,356,368
Liabilities and Equity
Current liabilities
Accounts payable	$54,437	$52,579
Accounts payable and accrued expenses, related parties	4,341	2,772
Accrued salaries and benefits	25,614	21,324
Accrued insurance	20,492	12,510
Sales tax payable	5,155	12,931
Accrued expenses and other current liabilities	91,218	81,112
Current portion of capital lease obligations	1,176	1,965
Total current liabilities	202,433	185,193
Accrued lease obligations	18,547	18,979
Other long-term liabilities	10,133	13,827
Long-term debt	65,000	75,000
Total liabilities	296,113	292,999
Commitments and contingencies (Note 9)
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 80,658,534 shares issued and outstanding as of September 30, 2018; 350,000,000 shares authorized and 59,182,176 shares issued and outstanding as of December 31, 2017	807	592
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized, no shares issued or outstanding as of September 30, 2018; 40,000,000 shares authorized, 6,731,845 shares issued and outstanding as of December 31, 2017	—	67
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 26,026,843 shares issued and outstanding as of September 30, 2018; 150,000,000 shares authorized and 40,331,989 shares issued and outstanding as of December 31, 2017	260	404
Preferred stock, $0.01 par value; 50,000,000 shares authorized and no shares issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Additional paid-in capital	828,137	673,141
Retained earnings (accumulated deficit)	32,153	(17,859)
Accumulated other comprehensive (deficit) income	(17)	302
Total stockholders' equity	861,340	656,647
Noncontrolling interests	281,332	406,722
Total equity	1,142,672	1,063,369
Total liabilities and equity	$1,438,785	$1,356,368

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

(in thousands)

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$72,421	$(20,177)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	95,512	68,456
Net gain on disposal of property and equipment	(2,959)	(3,127)
Bad debt expense	1,430	1,098
Amortization of debt issuance costs	516	928
Inventory reserve	430	—
Equity-based compensation	8,030	1,781
Impairment of property and equipment	2,282	—
Impairment of investment	2,000	—
Other operating items, net	971	(560)
Changes in operating assets and liabilities
Accounts receivable	(46,010)	(65,815)
Prepaid expenses and other assets	(7,950)	(6,493)
Accounts payable and accrued liabilities	(2,043)	19,660
Net cash provided by (used in) operating activities	124,630	(4,249)
Cash flows from investing activities
Acquisitions, net of cash received	(1,953)	(62,199)
Purchase of property and equipment	(109,500)	(66,013)
Proceeds received from sale of property and equipment	9,363	6,677
Net cash used in investing activities	(102,090)	(121,535)
Cash flows from financing activities
Proceeds from revolving line of credit and issuance of long-term debt	45,000	34,000
Payments on long-term debt	(55,000)	(34,000)
Payments of capital lease obligations	(1,517)	—
Proceeds from initial public offering	—	140,070
Proceeds from share issuance	731	—
Payments incurred for initial public offering	—	(11,566)
Distributions to noncontrolling interests, net	(506)	(368)
Repurchase of common stock	(877)	—
Net cash (used in) provided by financing activities	(12,169)	128,136
Effect of exchange rate changes on cash	(95)	—
Net increase in cash and cash equivalents	10,276	2,352
Cash and cash equivalents, beginning of period	2,774	40,041
Cash and cash equivalents, end of period	$13,050	$42,393
Supplemental cash flow disclosure:
Cash paid for interest	$3,356	$1,139
Cash (refunds) paid for income taxes	$(1,750)	$37
Supplemental disclosure of noncash investing activities:
Capital expenditures included in accounts payable and accrued liabilities	$23,689	$7,733

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus any inventory write-downs. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2017.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	September 30, 2018	June 30, 2018	September 30, 2017
	(unaudited)
	(in thousands)
Net income (loss)	$31,267	$25,023	$2,593
Interest expense	1,322	1,342	484
Income tax expense (benefit)	1,415	150	(294)
Depreciation and amortization	32,837	31,252	23,795
EBITDA	66,841	57,767	26,578
Impairment of property and equipment	—	2,282	—
Lease abandonment costs	1,045	1,973	590
Non-recurring severance expenses	495	—	—
Non-recurring transaction costs	2,645	2,481	4,382
Non-cash compensation expenses	2,565	2,984	549
Non-cash loss on sale of assets or subsidiaries	315	249	268
Foreign currency gain (loss)	(248)	340	—
Inventory write-downs	36	128	—
Adjusted EBITDA	$73,694	$68,204	$32,367

The following tables present a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	September 30, 2018	June 30, 2018
	(unaudited)
	(in thousands)
Gross profit by segment
Water solutions	$49,423	$48,453
Oilfield chemicals	5,398	3,484
Wellsite services	4,576	4,791
As reported gross profit	59,397	56,728

Plus depreciation and amortization
Water solutions	23,548	21,599
Oilfield chemicals	2,115	2,823
Wellsite services	6,190	6,023
Total Depreciation and amortization	31,853	30,445

Gross profit before D&A	91,250	87,173

Gross Profit before D&A by segment
Water solutions	72,971	70,052
Oilfield chemicals	7,513	6,307
Wellsite services	10,766	10,814
Total gross profit before D&A	$91,250	$87,173

Gross Margin before D&A by segment
Water solutions	25.9%	25.6%
Oilfield chemicals	11.7%	9.7%
Wellsite services	20.9%	19.8%
Total gross margin before D&A	23.0%	22.2%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com